Exhibit 5.4

CONSENT OF INTERNAL QUALIFIED RESERVES EVALUATOR

In connection with Husky Energy Inc.’s Registration Statement on Form F-10 and related short form prospectus dated January 22, 2018, and any amendments or supplements thereto, and any documents incorporated by reference therein (the “Registration Statement”), I, Richard Leslie, hereby consent to the use of and reference to my name and the information derived from my Report on Reserves Data dated January 31, 2017, as described or incorporated by reference in the Registration Statement. I have signed this Consent in my capacity as an employee of Husky Energy Inc. and not in my personal capacity.

By:	/s/ Richard Leslie, P. Eng
Richard Leslie, P. Eng
Manager, Reserves
Internal Qualified Reserves Evaluator

Calgary, Alberta, Canada

January 22, 2018